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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our reports on 1) the consolidated financial statements of JTM Industries, Inc. and Subsidiary, dated February 20, 1998, except for Note 8, as to which the date is April 22, 1998, 2) the consolidated financial statements of Pozzolanic Resources, Inc. and Subsidiaries, dated February 10, 1998, except for
Note 8, as to which the date is March 4, 1998, 3) the consolidated financial statements of Power Plant Aggregates of Iowa, Inc. and Subsidiary, dated March 13, 1998, except for Note 10, as to which the date is March 20, 1998, 4) the combined financial statements of Michigan Ash Sales Company (d.b.a. U.S. Ash Company) and Affiliated Companies, dated August 12, 1998, and 5) the financial statements of Fly Ash Products, Incorporated, dated March 6, 1998, except for
Note 7, as to which the date is March 27, 1998, in Amendment No. 3 to the Registration Statement (Form S-4 No. 33-56217) and related Prospectus of ISG Resources, Inc. (formerly JTM Industries, Inc.) for the registration of $100,000,000 of 10% Senior Subordinated Notes due 2008.

                                          Ernst & Young LLP

Salt Lake City, Utah
September 2, 1998